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Exhibit 99.1

[Adams Harkness Logo]
99 High Street
Boston, MA 02110
617.371.3900
http:/www.adamsharkness.com

June 23, 2005

The Board of Directors
Trikon Technologies, Inc.
Ringland Way Newport
South Wales, NP18 2TA

Members of the Board of Directors:

We hereby consent to the use of our opinion letter dated March 14, 2005 to the Board of Directors of Trikon Technologies, Inc. ("Trikon") included as Appendix E to the Proxy Statement/Prospectus which forms a part of New Athletics, Inc.'s Registration Statement on Form S-4 relating to the proposed merger transaction between Aviza Technology, Inc. ("Aviza") and Trikon, and references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "Experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/  ADAMS HARKNESS, INC.

ADAMS HARKNESS, INC.

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  Exhibit 99.1